EXHIBIT 99.1

Hemisphere Media Group’s Cable Network Pasiones to Launch Nationally on Spectrum

Pasiones Will Now Be Fully Distributed Across All Major Cable, Satellite and Telco Distributors Nationwide

Represents the First Launch of Pasiones HD in the U.S.

MIAMI, FL—March 4, 2019—Hemisphere Media Group, Inc. (NASDAQ: HMTV) ("Hemisphere"), the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced that Pasiones, the leading network for telenovelas and drama series in Spanish, has reached a multi-year agreement with Charter Communications, Inc. to launch the network this spring  across Spectrum’s  footprint. Upon Spectrum’s launch, Pasiones will be available on all major cable, satellite and telco providers nationwide. Pasiones will be available on Spectrum’s Spanish-language tier, “Mi Plan Latino,” with Spectrum being the first U.S. distributor to carry Pasiones in HD.
“We applaud our partners at Charter for being the first MVPD in the U.S. that will launch Pasiones in HD, demonstrating their commitment to serve their Hispanic communities with the highest quality content,” said Alan J. Sokol, President and CEO of Hemisphere Media Group. “Since acquiring Pasiones in 2014, our significant investment in programming has driven the network’s tremendous growth and secured its distribution across all major cable, satellite and telco providers in the country.”
Pasiones is the #1 ranked telenovela cable network, outperforming Univision’s tlnovelas by 12% in average coverage ratings in 2018, according to comScore. This performance has been driven by Pasiones’ unparalleled offering of first-run access to the most trending novelas from emerging novela-producing countries like Turkey and India.
Pasiones is the premiere destination for Hispanic viewers seeking the hottest novelas and drama series from the leading providers worldwide. With longstanding relationships with the most recognized producers in the world, the network features the most acclaimed international content from Turkey, Brazil, Colombia, Venezuela, Peru, Chile, Argentina, Mexico, India, and the U.S. Hispanic market.

About Hemisphere Media Group, Inc.: Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact Hemisphere: Katie Melenbrink / kmelenbrink@hemispheretv.com

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